Exhibit 99.1

Raptor Pharmaceutical Corp. Reports
Fiscal Year 2012 Financial Highlights and
Program Updates

Novato, California, November 1, 2012 Raptor Pharmaceutical Corp. ("Raptor" or the Company") (NASDAQ: RPTP), today announced its fiscal year 2012 ended August 31, 2012 financial highlights, and updates on its clinical programs including the ongoing extension study of PROCYSBI™ (cysteamine bitartrate) delayed-release capsules for the potential treatment of patients with nephropathic cystinosis ("cystinosis").
Financial Highlights
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As of October 19, 2012, Raptor had approximately $41 million in cash, cash equivalents and short-term investments, taking into account approximately $13.4 million of net proceeds the Company raised under its At–The-Market sales issuance agreement ("ATM").

•	Based on current financial projections, the Company believes that this cash balance should provide the Company with sufficient capital to fund operations into the third quarter of calendar 2013.

Cystinosis Updates

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Craig B. Langman, M.D., Head of Kidney Diseases, and the Isaac A. Abt, M.D., Professor of Kidney Diseases and Tenured Professor of Pediatrics, Northwestern University Feinberg School of Medicine, will present "Extended Treatment with RP103 (PROCYSBI) in Patients with Nephropathic Cystinosis" on Saturday, November 3rd at Kidney Week 2012, which is being held October 30-November 4, 2012 in San Diego, California.  This presentation will provide new data on cystinosis patients treated with PROCYSBI for up to 24 months.

-	In anticipation of potential launch, Raptor has hired sales and medical affairs field launch teams in the US.
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In Europe, the Company has hired Country Managers in key markets and staffed medical affairs and other commercial functions. In keeping with plans for a rolling European Union launch, Raptor is establishing necessary foundational legal and operational structures.

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Raptor recently launched RaptorCares™, (www.raptorcares.com), a dedicated education, access and support program for the cystinosis community. RaptorCares provides access to education and support materials developed in partnership with the cystinosis community.

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In the US, Raptor has partnered with Accredo Health Group, Inc., also an Express Scripts Company, as its specialty pharmacy and distributor  If PROCYSBI receives marketing approval, this dedicated specialty pharmacy will  provide individualized caseworker support and counseling to each patient (or caregiver) as they transition to PROCYSBI.

-	The final Process Validation batches of PROCYSBI necessary for approval have been initiated and the Company is ramping up production for potential launch upon drug approval.

Huntington's Disease ("HD")
Raptor announced enrollment completion in its Phase 2/3 study using delayed-release cysteamine (RP103) in 96 HD patients in June 2012. The Phase 2/3 clinical trial is being conducted under a previously announced collaboration agreement with The Centre Hospitalier Universitaire d'Angers ("CHU d'Angers") of Angers, France.

The Phase 2/3 clinical trial enrolled 96 patients in an 18-month, placebo-controlled study to be followed by an open-label extension study with all patients on the placebo capsules rolling onto RP103 and all other patients continuing on RP103 for up to an additional 18 months.  The primary endpoint of the clinical trial is based upon the Unified Huntington's Disease Rating Scale ("UHDRS").  Under the collaboration agreement with CHU d'Angers, Raptor will supply RP103 and placebo capsules for the clinical trial and open-label extension study in exchange for commercial rights to the clinical trial results. Clinical expenses of the study are covered by a grant from the French government (PHRC 2004-03bis CYST-HD).

This Phase 2/3 clinical trial was contemplated based on encouraging preclinical results reported by Institut Curie, CNRS and INSERM scientists that cysteamine prevents death of neurons and increases levels of a brain growth factor called brain-derived neurotrophic factor ("BDNF") in HD preclinical models.  Addressing reduced levels of BDNF in the brain have been widely reported to be an important factor in the development of therapeutics to treat HD.

Raptor holds exclusive worldwide licenses to intellectual property related to the potential treatment of HD from the Weizmann Institute of Science in Israel and Japan's Niigata University.  In 2008, Raptor received FDA orphan drug designation for cysteamine formulations, including RP103, for the potential treatment of HD.

Non-Alcoholic Steatohepatitis ("NASH")
In June 2012, Raptor announced the initiation of its Phase 2b trial of RP103 for the potential treatment of NASH.  The trial is being conducted within a cooperative research and development agreement ("CRADA") with the National Institutes of Diabetes and Digestive Disease ("NIDDK") for the potential treatment of non-alcoholic fatty liver disease in children, known as the CyNCh trial.  The trial will eventually enroll a total of 160 pediatric participants at ten US centers in the NIDDK-sponsored NASH clinical research network.  NIDDK and Raptor are sharing the costs to conduct the CyNCh clinical trial.  Raptor will retain exclusive development and commercial rights to the clinical trial data. Complete enrollment is expected in the first quarter of calendar 2013 and the data report from the clinical trial is anticipated to be released in the first half of calendar 2014.  The CyNCh clinical trial follows previously reported positive results of an open-label Phase 2a clinical trial conducted at the University of California, San Diego ("UCSD").

The primary objective of this randomized, multicenter, double-blind, placebo-controlled Phase 2b CyNCh clinical trial is to evaluate whether 52 weeks of treatment with RP103 in children reverses damage caused by NASH as measured by changes in NAFLD Activity Score ("NAS"), a histological rating scale of disease activity. Secondary endpoints include blood markers for liver health including alanine transaminase ("ALT") and aspartate transaminase ("AST"), as well as safety and tolerability.

About Cystinosis, RP103 and PROCYSBI™
Cystinosis is a rare, life-threatening metabolic disorder that causes systemic toxic cystine accumulation. Toxic cystine accumulation causes progressive and irreversible tissue damage and multi-organ failure including renal failure, blindness, CNS damage, respiratory deficiencies, muscle wasting, and premature death. Cystinosis is usually diagnosed in the first years of life and requires lifelong therapy.   Left untreated, the disease is fatal by the end of the first decade of life.  Renal transplantation and cystine reduction are the primary treatment strategies for cystinosis.
RP103 is an oral, delayed and extended-release medication containing enteric-coated spheronized micro-beads of cysteamine bitartrate.  PROCYSBI is the branded name of RP103 for the potential treatment of cystinosis.  RP103 is in clinical development for the potential treatment of HD and NASH.  In cystinosis patients, PROCYSBI may reduce the cellular toxicity by continuously removing cystine from the lysosome. PROCYSBI, which can also cross the blood-brain barrier, was engineered specifically to allow release of cysteamine bitartrate micro-spheres in the duodenum for optimal absorption while simultaneously enabling administration every 12-hours for the potential treatment of cystinosis.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. ("Raptor") (NASDAQ:  RPTP) seeks to research, develop, and provide access to medicines that improve life for patients with severe and rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis, Huntington's Disease, and aldehyde dehydrogenase deficiency.

Raptor's preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements:  that Raptor's cash balance will provide the Company with sufficient capital to fund operations into the third quarter of calendar 2013; that the FDA and EMA will deliver a decision regarding marketing approval of PROCYSBI for the potential treatment of cystinosis on January 30, 2013 or the first half of calendar 2013, respectively; that Raptor's Phase 2/3 clinical trial in Huntington's Disease will replicate preclinical study results; that there will be clinical data on the Huntington's Disease Phase 2/3 clinical trial in the first half of calendar 2014; that the Phase 2b NASH clinical trial will be fully enrolled by the first quarter of calendar 2013 and that the clinical data report will be announced in the first half of calendar 2014; that Raptor's Phase 2b clinical trial in NASH will replicate the Company's Phase 2a clinical trial results; and that Raptor will be able to successfully develop PROCYSBI or RP103 or any of its other product candidates.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements.  Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital.  As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public.  Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K, as amended by Form10-K/A, filed with the SEC on November 11, 2011 and December 19, 2011, respectively; and Raptor's quarterly report on Form 10-Q filed with the SEC on July 10, 2012; all of which are available free of charge on the SEC's web site at http://www.sec.gov.  Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

CONTACT:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

EVC Group (media)
Janine McCargo
(646) 688-0425
jmccargo@evcgroup.com